Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Departure of Chief Executive Officer

ATLANTA, November 15, 2013 (GLOBE NEWSWIRE) — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit DiscoveryTM, announced today that Romil Bahl, the Company’s President and Chief Executive Officer, will be leaving the Company effective immediately. Ronald E. Stewart, a member of the Company’s Board of Directors, will serve as the interim Chief Executive Officer of the Company until the Company’s Board of Directors hires a permanent Chief Executive Officer. The Board of Directors is actively engaged in a process to identify a replacement for Mr. Bahl.

Mr. Stewart is a private equity investor and business entrepreneur and a partner of Arcadia Capital Group, a private equity firm. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups.

“On behalf of the Board of Directors, I want to thank Romil for his efforts over the last five years,” said Pat Dills, Chairman of PRGX Global. “PRGX is in a strong financial position and, as always, we remain very proud of our world class employees and the services they provide to our clients around the globe,” continued Dills. “We wish Romil continued success in his future endeavors.”

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT: PRGX Global, Inc.

Robert B. Lee, Chief Financial Officer and Treasurer

770.779.3900

600 Galleria Parkway, Suite 100

Atlanta, GA 30339